American CareSource Announces Fourth Quarter and Year-End Financial Results for 2012
DALLAS, February 28, 2013 - American CareSource Holdings (NASDAQ: ANCI), a leading national network of ancillary healthcare providers, today reported net revenue of $9.1 million for the fourth quarter of 2012 compared to $13.0 million for the fourth quarter of 2011. For 2012, net revenue was $34.9 million compared to $48.9 million reported for the full-year of 2011. Net loss for 2012 was $3.1 million compared to $7.2 million (including a non-cash goodwill impairment charge of $2.9 million, net of an income tax benefit of $1.5 million, and a non-cash deferred tax valuation allowance of $2.8 million) for 2011, while the fourth quarter net loss was $629,000 compared to net income of $153,000 for the prior-year period.
"In 2012, American CareSource made progress in its pursuit of new strategic alternatives while maintaining operational stability by renewing a key partnership and protecting cash reserves," said Kenn S. George, CEO and Chairman of the Board. “We preserved and extended our relationship with our most important client, HealthSmart, commenced a relationship with a new client third-party administrator, INTEGRA Administrative Group, and completed technology development that will enable future clients more streamlined access to the ACS network."
Mr. George continued, “While maintaining stability in our operations, we have been aggressively developing new opportunities for expanded market reach. While we see our legacy business continuing to be under pressure, we feel other segments of health care that are congruent with ACS's core competencies provide significant upside potential.”
Year End Highlights

•	ACS signed significant agreements with HealthSmart and INTEGRA.

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The multiyear extension with HealthSmart allows ACS to continue to serve as the primary provider of ancillary services to HealthSmart clients.  HealthSmart contributed 31 percent of the Company's 2012 revenue. The two companies will also work together on other methods of accessing ACS' network, including secondary group health among others.

◦	The relationship with INTEGRA will allow clients to save an additional 7 - 9 percent on their ancillary healthcare spending as well as gain access to ACS' analytics functionality.

•
ACS completed strategic technology development in conjunction with WLT Software. The relationship created an integrated suite of features within the WLT system that accelerates ACS' implementations, reduces demands on clients' IT resources, and allows clients seamless access to the ACS network, enabling them to realize opportunities for savings more quickly.

•	ACS continued to manage expense ratios and reduce non-variable costs.

•	ACS preserved existing cash and cash equivalents of $10.7 million as of December 31, 2012.
Net Revenue
Net revenue for the fourth quarter of 2012 was $9.1 million compared to $13.0 million reported during the fourth quarter of 2011. Non-legacy accounts (those added in 2010-2012) grew 17 percent and contributed $4.4 million compared to $3.8 million in the fourth quarter of 2011. In addition, the non-legacy accounts grew 11 percent in 2012 compared to 2011. The revenue growth from the group of clients is due to the addition of employer groups that were not previously utilizing the ACS network and the implementation of six new clients during 2012. Those clients contributed incremental revenue of $735,000 and $898,000 during the quarter and year ended December 31, 2012.
For the quarter ended December 31, 2012, revenue from ACS' two significant legacy accounts declined by a combined $3.8 million, or 58 percent, compared to the same period in 2011, due to factors described previously by the company. Revenue and claims volume from the larger of the two legacy clients was negatively impacted primarily by attrition in its own client base and a decline in laboratory service claims volume. Revenue from the other significant legacy account was negatively impacted by its continued transition related to a business combination. An additional client, which was implemented in early 2009, exited the health insurance business in 2011 and generated no revenue in the fourth quarter of 2012 compared to $552,000 in the fourth quarter last year.
Sequentially, fourth quarter 2012 net revenues increased 11 percent to $9.1 million over $8.2 million in the third quarter of 2012. The increase was the result of contributions from INTEGRA and several other small new clients and seasonally higher collections in the fourth quarter.

Claims Volumes
ACS billed 37,000 claims during the fourth quarter of 2012, a decrease from the 57,000 claims it billed during the same period last year. The lower claims volume was primarily the result of declines in claims volume from the company's two key client accounts, in addition to other selected legacy accounts.
Following are claims volumes for the periods presented:

(Claim amounts in 000's)	Q4 2012	Q3 2012	Q4 2011
Claims:
Processed	47	46	69
Billed	37	37	57

Contribution Margin
Contribution margin for the fourth quarter of 2012 increased to 14.7 percent, compared to 12.2 percent reported during the fourth quarter of 2011. The increase in contribution margin was primarily the result of the decline in provider payments as a percent of revenue, from 75.8 percent in the fourth quarter of 2011 to 73.3 percent in the same period this year. The improvement in margin on provider payments is the result of the change in mix of clients generating revenue and claims volume. In addition, contribution margin benefited from a positive shift in mix toward higher-margin service categories, such as infusion services and surgery centers as well as overall margin improvement in service categories such as durable medical equipment, diagnostic imaging services and rehabilitation and chiropractic services.
Following is a comparison of statement of operations components as a percent of net revenue:

	Q4 2012	Q3 2012	Q4 2011
Provider payments	73.3%	74.7%	75.8%
Administrative fees	4.2%	4.2%	4.7%
Claims administration and provider development	7.8%	11.3%	7.3%
Total cost of revenues	85.3%	90.2%	87.8%

Selling, General and Administrative Expenses (SG&A)
SG&A for the fourth quarter of 2012 increased to $1.7 million from $1.2 million in the same period last year. The increase was primarily the result of ongoing sales and marketing investments, consulting and administrative costs incurred related to strategic initiatives and the continual review of the organization's structure and alignment. SG&A in 2011 included a non-cash compensation adjustment related to employee separations during 2011 of approximately $175,000.
SG&A was 19.2 percent of revenues in the fourth quarter of 2012, compared to 9.5 percent in the fourth quarter of 2011.

Adjusted EBITDA
Adjusted EBITDA for the fourth quarter of 2012 was a loss of $247,000, which compares to $519,000 reported in the prior-year period.
Adjusted EBITDA is defined as operating income or loss before interest, income taxes, depreciation and amortization and excludes the impact of the non-cash goodwill impairment charge, non-cash stock-based compensation expense, restructuring charges, amortization of long-term client agreements, warrant amortization and other non-cash charges. Adjusted EBITDA should be considered in addition to, but not in lieu of, income or loss from operations reported under generally accepted accounting principles (GAAP).
A reconciliation of adjusted EBITDA to operating income or loss is provided in the tables accompanying this release.
Financial Liquidity
Total cash and cash equivalents at December 31, 2012, were $10.7 million compared to $10.3 million reported at September 30, 2012, and $11.3 million reported at December 31, 2011.
The decline in cash at December 31, 2012, compared to the prior year was the result of operating losses incurred during 2012, offset by the timing of cash receipts and associated provider payments. Cash receipts late in the fourth quarter of 2012 had no related payments to providers before December 31, 2012. We expect a decline in our cash balance in the first quarter of 2013 due to the timing of provider payments to be made related to fourth quarter cash receipts.
About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of more than 4,800 ancillary service providers at more than 34,500 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary healthcare services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The company's ancillary network and management provide a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the company's plans, objectives and expectations for future operations, projections of the company's future operating results or financial condition, and expectations regarding the health care industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the company's dependence upon its two largest clients and recent declines in their business, the company's inability to attract or maintain providers or clients or achieve its financial results, changes in national health care policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the company's ability to integrate with its clients, consolidation in the industry that affect the company's key clients, changes in the business decisions by significant clients, increased competition, decisions by service providers in the company's network to terminate their agreements with ACS, the company's inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company's periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.
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Investor Relations Contact:
Matthew D. Thompson, CFO
mthompson@anci-care.com
phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share data)

	Three months ended		Twelve months ended
	December 31		December 31
	2012	2011	2012	2011

Net revenues	$9,100	$13,025	$34,902	$48,906

Cost of revenues:
Provider payments	6,668	9,873	25,660	37,588
Administrative fees	383	604	1,551	2,395
Claims administration and provider development	715	959	3,580	4,405
Total cost of revenues	7,766	11,436	30,791	44,388

Contribution margin	1,334	1,589	4,111	4,518

Selling, general and administrative expenses	1,744	1,232	6,293	5,958
Depreciation and amortization	216	207	878	792
Goodwill impairment charge	—	—	—	4,361
Total operating expenses	1,960	1,439	7,171	11,111

Income (loss) before income taxes	(626)	150	(3,060)	(6,593)
Income tax provision (benefit)	3	(3)	31	644
Net income (loss)	$(629)	$153	$(3,091)	$(7,237)

Earnings (loss) per common share:
Basic	$(0.11)	$0.03	$(0.54)	$(1.28)
Diluted	$(0.11)	$0.03	$(0.54)	$(1.28)

Basic weighted average common shares outstanding	5,711	5,695	5,707	5,668
Diluted weighted average common shares outstanding	5,711	5,716	5,707	5,668

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Twelve months ended
	December 31		December 31
	2012	2011	2012	2011

Net income (loss)	$(629)	$153	$(3,091)	$(7,237)
Income tax provision (benefit)	3	(3)	31	644
Depreciation and amortization	216	207	878	792
Other	7	(7)	(8)	(39)
EBITDA	(403)	350	(2,190)	(5,840)
Non-cash stock-based compensation expense	75	106	408	738
Goodwill impairment charge	—	—	—	4,361
Amortization of long-term client agreement	63	63	250	250
Restructuring costs (included in selling, general and administrative expenses)	18	—	95	263
Client administration fee expense related to warrants	—	—	—	67
EBITDA, as adjusted	$(247)	$519	$(1,437)	$(161)

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$10,705	$11,315
Accounts receivable, net	2,432	4,317
Prepaid expenses and other current assets	296	565
Total current assets	13,433	16,197

Property and equipment, net	1,593	1,829

Other assets:
Other non-current assets	238	242
Intangible assets, net	768	896
TOTAL ASSETS	$16,032	$19,164

LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities:
Due to service providers	$3,100	$3,678
Accounts payable and accrued liabilities	1,343	1,237
Total current liabilities	4,443	4,915

EQUITY
Common stock	57	57
Additional paid-in capital	22,845	22,414
Accumulated deficit	(11,313)	(8,222)
	11,589	14,249
TOTAL LIABILITIES AND EQUITY	$16,032	$19,164

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Year ended
	December 31
	2012	2011
Cash flows from operating activities:
Net loss	$(3,091)	$(7,237)
Adjustments to reconcile net loss to net cash used in operations:
Non-cash stock-based compensation expense	408	738
Depreciation and amortization	878	792
Goodwill impairment charge	—	4,361
Amortization of long-term client agreement	250	250
Client administration fee expense related to warrants	—	67
Deferred income taxes	4	614
Loss on disposals	14	—
Changes in operating assets and liabilities:
Accounts receivable	1,885	1,193
Prepaid expenses and other assets	27	(21)
Accounts payable and accrued liabilities	129	(188)
Due to service providers	(578)	(3,040)
Net cash used in operating activities	(74)	(2,471)

Cash flows from investing activities:
Investment in software development costs	(419)	(611)
Investment in property and equipment	(109)	(58)
Net cash used in investing activities	(528)	(669)

Cash flows from financing activities:
Payment of income tax withholdings on net exercise of equity incentives	(8)	(57)
Net cash used in financing activities	(8)	(57)

Net decrease in cash and cash equivalents	(610)	(3,197)
Cash and cash equivalents at beginning of period	11,315	14,512

Cash and cash equivalents at end of period	$10,705	$11,315

Supplemental cash flow information:
Cash paid for taxes, net of refunds received	$49	$52

Supplemental non-cash financing activity:

Accrued bonus paid with equity incentives	$23	$—